Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 14, 2008 relating to the consolidated financial statements of EpiCept Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company’s ability to continue as a going concern as discussed in Note 1 to the consolidated financial statements, and (2) the Company’s change in method of accounting for stock-based compensation effective January 1, 2006 as discussed in Note 2 to the consolidated financial statements), appearing in this Annual Report on Form 10-K of EpiCept Corporation for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/  DELOITTE & TOUCHE LLP

Stamford, Connecticut
August 29, 2008